Exhibit 99.1

FIDELITY NATIONAL INFORMATION SOLUTIONS, INC.
STATEMENTS OF EARNINGS INFORMATION
For the Nine Months Ended September 30, 2002
(In thousands except per share amounts)
(Unaudited)

	Quarter Ended	Quarter Ended	Quarter Ended	Nine Months Ended
	March 31, 2002	June 30, 2002	September 30, 2002	September 30, 2002

Revenue:

Data	$36,999	$36,230	$40,495	$113,724

Solutions	15,512	13,985	14,715	44,212

Solutions — related party	28,493	26,515	30,875	85,883

Services	13,814	15,354	21,503	50,671

Total revenue	94,818	92,084	107,588	294,490

Expenses

Cost of data revenue	11,850	11,857	12,892	36,599

Cost of solutions revenue	9,475	9,019	10,733	29,227

Cost of services revenue	7,674	7,982	11,547	27,203

Merger related costs	—	—	7,365	7,365

Operating expenses	52,658	51,307	54,770	158,735

Total costs and expenses	81,657	80,165	97,307	259,129

Operating Income	13,161	11,919	10,281	35,361

Interest expense	351	584	319	1,254

Other (income) expense, net	(444)	(162)	(230)	(836)

Earnings before income taxes and minority interest	13,254	11,497	10,192	34,943

Income taxes	5,192	4,559	3,877	13,628

Minority interest	1,223	699	390	2,312

Net earnings	$6,839	$6,239	$5,925	$19,003

Net earnings per share

- basic	$0.22	$0.20	$0.16	$0.57

- diluted	$0.21	$0.19	$0.15	$0.54

Weighted average shares - basic	31,095	31,336	37,615	33,372

Weighted average shares - diluted	32,596	33,349	39,721	35,372

Exhibit 99.1

FIDELITY NATIONAL INFORMATION SOLUTIONS, INC.
STATEMENTS OF EARNINGS INFORMATION
For the Year Ended December 31, 2001
(In thousands except per share amounts)
(Unaudited)

	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Year Ended
	March 31, 2001	June 30, 2001	September 30, 2001	December 31, 2001	December 31, 2001

Revenue:

Data	$26,556	$28,138	$31,478	$37,179	$123,351

Solutions	2,155	1,462	7,667	15,197	26,481

Solutions — related party	24,478	25,712	27,569	28,383	106,142

Services	6,062	7,867	10,598	14,121	38,648

Total revenue	59,251	63,179	77,312	94,880	294,622

Expenses

Cost of data revenue	7,927	11,759	11,149	13,024	43,859

Cost of solutions revenue	5,487	8,054	9,622	11,159	34,322

Cost of services revenue	3,201	3,700	5,448	7,409	19,758

Operating expenses	32,334	31,975	41,501	51,478	157,288

Amortization of cost in excess of net assets acquired	1,008	1,051	1,052	1,080	4,191

Total costs and expenses	49,957	56,539	68,772	84,150	259,418

Operating Income	9,294	6,640	8,540	10,730	35,204

Interest expense	214	115	460	507	1,296

Earnings before income taxes and minority interest	9,080	6,525	8,080	10,223	33,908

Income taxes	3,570	1,921	2,697	4,740	12,928

Minority interest	1,857	(232)	1,389	(736)	2,278

Earnings from continuing operations	3,653	4,836	3,994	6,219	18,702

Loss from discontinued operations, net of tax	976	1,056	894	4,693	7,619

Net earnings	$2,677	$3,780	$3,100	$1,526	$11,083

Earnings from continuing operations per share

- basic	$0.15	$0.20	$0.14	$0.20	$0.70

- diluted	$0.15	$0.20	$0.14	$0.20	$0.70

Net earnings per share

- basic	$0.11	$0.16	$0.11	$0.05	$0.41

- diluted	$0.11	$0.16	$0.11	$0.05	$0.41

Weighted average shares - basic	23,864	23,864	28,456	30,808	26,748

Weighted average shares - diluted	23,871	23,871	28,529	30,889	26,829

Exhibit 99.1

FIDELITY NATIONAL INFORMATION SOLUTIONS, INC.
SUPPLEMENTAL EARNINGS INFORMATION
For the Nine Months Ended September 30, 2002
(In thousands, except per share amounts)
(Unaudited)

The following supplemental earnings information is presented to show our results of operations before recognition of merger related costs (all amounts in the table and described in this section are net of income tax at an effective rate of 39%).

During the third quarter of 2002, we completed a merger with MGEN and agreed to, but later cancelled, a merger with Factual Data Corp. (“FDCC”). As a result of these transactions, we incurred substantial costs in the period. In the case of MGEN these costs were expensed under the accounting treatment for companies under common control, and in the case of FDCC the costs were expensed under the accounting treatment appropriate for a cancelled acquisition. Typically, direct costs incurred in connection with an acquisition are included as part of the total purchase price, and not immediately expensed.

The merger related costs, net of taxes, consist of $3.3 million of non-cash compensation charges associated with the exchange of vested and unvested stock options and warrants of MGEN; and $0.8 million and $0.4 million of direct costs incurred in connection with the MGEN and FDCC transactions, respectively. Additionally, at September 30, 2002, there remains $2.1 million of unearned compensation costs associated with the exchange of unvested options of MGEN. These costs will be expensed in the future, over the vesting period of the options, and therefore, are not included in this presentation.

This information is intended to illustrate the impact of the merger related costs on earnings and earnings per share and should not be considered as an alternative to any measure of performance as promulgated under generally accepted accounting principles.

	Quarter Ended	Quarter Ended	Quarter Ended	Nine Months Ended
	March 31, 2002	June 30, 2002	September 30, 2002	September 30, 2002

Net earnings	$6,839	$6,239	$5,925	$19,003

Add back: merger related costs, net of taxes	—	—	4,493	4,493

Adjusted earnings	$6,839	$6,239	$10,418	$23,496

Adjusted earnings per share — basic	$0.22	$0.20	$0.28	$0.70

Adjusted earnings per share — diluted	$0.21	$0.19	$0.26	$0.66